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                                                                     EXHIBIT 4.4

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

         THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT is made as of the 14th day of March, 2000 by and between HealthStream, Inc., a Tennessee corporation (the "Company") and the shareholders who purchased the Company's Series A, Series B or Series C Convertible Preferred Stock ("Preferred Stockholders"); GE Medical Systems, a division of the General Electric Company ("GEMS"); CIS Holdings, Inc., an affiliate of Columbia/HCA Healthcare Corporation ("Columbia"); and Healtheon/WebMD Corporation ("Healtheon/WebMD"), each of which is herein referred to as an "Investor" and collectively as the "Investors."

                                    RECITALS

         WHEREAS, the Company, the Preferred Shareholders and GEMS are parties to the Investor's Rights Agreement , dated April 21, 1999, as amended on August 11, 1999 (the "Original Agreement");

         WHEREAS, the Company entered an Online Services Provider Agreement with Columbia Information Systems, Inc., an affiliate of Columbia ("Services Agreement") and a warrant agreement with CIS Holdings, Inc. ("Columbia Warrant Agreement") both dated February 10, 2000;

         WHEREAS, the Company entered a Letter of Agreement with Healtheon/WebMD ("Letter Agreement"), dated February 29, 2000;

         WHEREAS, it is a condition to the transactions contemplated by the Services Agreement and the Letter Agreement that CIS Holdings, Inc. and Healtheon/WebMD, respectively, be added as parties to the Original Agreement; and

         WHEREAS, to reflect the rights and obligations of all of the parties hereto, the Original Agreement is being amended and restated in its entirety in this Amended and Restated Investors' Rights Agreement.

         NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

            1.1 Definitions. For purposes of this Section 1:

                (a) The term "Act" means the Securities Act of 1933, as amended.

                (b) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

                (c) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                (d) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.




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                (e) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A, Series B or Series C Convertible Preferred Stock; (ii) any Common Stock of the Company issued or to be issued upon conversion or exercise of the Warrant Agreement dated June 14, 1999 between the Company and GEMS (the "GEMS Warrant Agreement") (or upon conversion of any securities issued upon conversion or exercise of the GEMS Warrant Agreement);
            (iii) any Common Stock of the Company issued or to be issued upon conversion or exercise of the Columbia Warrant Agreement (or upon conversion of any securities issued upon conversion or exercise of the Columbia Warrant Agreement); (iv) any Common Stock issued to Healtheon/WebMD pursuant to the Letter Agreement; and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i)-(iv) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                (f) The number of shares of "Registrable Securities then
            outstanding" shall be determined by the number of shares of Common Stock outstanding which are Registrable Securities, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities.

                (g) The term "SEC" shall mean the Securities and Exchange
            Commission.

            1.2 Demand Registration.

                (a) At any time after the Company shall have consummated a firm commitment underwritten public offering of the Common Stock of the Company under the Act, the holders of Registrable Securities (i) constituting at least 30% of the total shares of Registrable Securities then outstanding and (ii) having a minimum anticipated offering price of $5,000,000 may request the Company to register under the Act all or any portion of the shares of Registrable Securities held by such requesting Holder or Holders for sale on Form S-1 in the manner specified in such notice. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

                    (i) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (but in any event no greater than three hundred sixty (360) days after a request is made under this Section 1.2); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                    (ii) if the requesting Holders do not request that such
                offering be firmly underwritten by underwriters reasonably acceptable to the Company;



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                    (iii) if the Company and the requesting Holders are unable to obtain the commitment of the underwriter described in clause
                (ii) above to firmly underwrite the offering; or

                    (iv) if in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, in which case the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 180 days after receipt of the request of the requesting holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any eighteen-month period.

                (b) Following receipt of any notice under this Section 1.2, the
            Company shall immediately notify all holders of Registrable Securities from whom notice has not been received and shall use its best efforts to register under the Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within 15 days after the giving of such notice by the Company). If such method of disposition shall be an underwritten public offering, the holders of a majority of the shares of Registrable Securities to be sold in such offering may designate the managing underwriter of such offering, subject to the approval of the Company which approval shall not be unreasonably withheld or delayed. The Company shall be obligated to register Registrable Securities pursuant to this Section 1.2 on two occasions only; provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities specified in notices received and not rescinded as aforesaid, for sale in accordance with the method of disposition specified by the requesting Holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

                (c) The Company and any other holders of Common Stock which the
            Company shall permit to participate shall be entitled to include in any registration statement referred to in this Section 1.2, for sale in accordance with the method of disposition specified by the requesting Holders, provided the Company and any such holder accept the terms of any underwriting agreed by the initiating Holders, shares of Common Stock to be sold by the Company or such other holders for their own account, except as and to the extent that, in the sole discretion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the success of the offering of the Registrable Securities to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the SEC any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a



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             notice from requesting holders pursuant to this Section 1.2, until the completion of the period of distribution of the registration contemplated thereby.

            1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other equity securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on Form S-4 or any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.7, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

            1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and upon the request of the Holders of a majority of the Registrable Securities, keep such registration statement effective for a period of up to sixty (60) days or, if earlier, until the Holder of Holders have completed the distribution related thereto.

                (b) Prepare and file with the SEC such amendments and
            supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act and as may be necessary to keep such registration statement effective for a period of up to 60 days.

                (c) Furnish to the Holders such numbers of copies of a
            prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.



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                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                (h) Provide a transfer agent and registrar for all Registrable
            Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities in each case not later than the effective date of such registration.

                (i) Furnish, at the request of a majority of the Holders
            participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

            1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

            1.6 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 1.2, 1.3 or 1.11 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and selling commissions relating to Registrable Securities.

            1.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the



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         terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder", and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

            1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

            1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or



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            action if such settlement is effected without the consent of the
            Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.9(b) exceed the proceeds from the offering received by such Holder.

                (c) Promptly after receipt by an indemnified party under this
            Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.



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                (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission provided that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

                (e) The obligations of the Company and Holders under this
            Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this
            Section 1, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

            1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;
            and

                (d) furnish to any Holder, so long as the Holder owns any
            Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting



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            requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            1.11 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders;
            and

                (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (4) if the Company has within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                (c) Subject to the foregoing, the Company shall file a
            registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.11, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders




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            participating in the Form S-3 Registration. Registrations effected pursuant to this Section 1.11 shall not be counted as registrations effected pursuant to Section 1.3.

            1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and
         (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

            1.13 "Market Stand-Off" Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

                (a) such agreement shall be applicable only to the first such registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

                (b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

                (c) such market stand-off time period shall not exceed (180)
            days.

            In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            Notwithstanding the foregoing, the obligations described in this
         Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar form which may be promulgated in the future.

            1.14 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder.

            1.15 Termination of Registration Rights.

                (a) No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public (the "Special Termination Date") provided the Special Termination Date shall be extended as to any Holder or Holders who have, prior to the Special Termination Date, filed a request pursuant to Section 1.2(a) or Section 1.11(b) and such request is being deferred by the Company pursuant to the provisions of Section 1.2(a)(i), Section 1.2(a)(iv) or Section 1.11(b)(3).

                (b) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

         2. COVENANTS OF THE COMPANY.

            2.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

                (a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, commencing with the fiscal year ended December 31, 1999 (provided fiscal 1999 financial statements may be delivered subsequent to April 30, 2000 but shall be delivered no later than June 30, 2000), an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company's Board of Directors;

                (b) as soon as practicable, but in any event within forty-five
            (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company;

                (c) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                (d) with respect to the financial statements called for in subsections (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                (e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

            2.2 Inspection. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by' the Investor; provided, however, that the Company shall not be obligated pursuant to this
         Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

            2.3 Proprietary Information Agreement. The Company shall require all new employees of the Company to continue to execute and deliver a proprietary information agreement.

            2.4 Frist Note. The Company shall not fail to make any monthly payments of interest due Robert A. Frist, Jr. as lender under that certain Promissory Note dated August 23, 1999, in the principal amount of $1,293,000.00.

            2.5 Termination of Covenants. The covenants set forth in Sections 2.1, 2.2 and Section 2.7 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated in which the gross proceeds are at least $30 million and the per share price is at least $9.00.

            2.6 IRC Section 305. So long as any shares of Series B Convertible Preferred Stock remain outstanding, the Company will not, without approval of holders of a majority of the Series B Convertible Preferred Stock then outstanding, do any act or thing which would result in taxation of the holders of shares of the Series B Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

            2.7 C Corporation Status. The Company shall remain a C corporation.

         3.       MISCELLANEOUS.

            3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

            3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

            3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 66 2/3% of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

            3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

            3.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                     [Rest of Page Intentionally Left Blank]

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                   HEALTHSTREAM, INC.


                                   By:
                                       -----------------------------------------
                                       President


                                   INVESTORS:

                                   MARTIN INVESTMENT PARTNERSHIP III

                                   By: THE MARTIN COMPANIES, INC.
                                       Managing Partner


                                   By:
                                       -----------------------------------------
                                       Charles N. Martin, President


                                   COLEMAN SWENSON HOFFMAN BOOTH IV L.P.

                                   By Its General Partner
                                   CSHB Ventures IV L.P.

                                   By Its General Partner

                                   -----------------------------------
                                       Jay Hoffman


                                   DAUPHIN CAPITAL PARTNERS I, L.P.


                                   By:
                                       -----------------------------------------
                                       James Hoover, Principal


                                   JCB HEALTHSTREAM INVESTORS, L.L.C


                                   By:
                                       -----------------------------------------
                                       James Graves, Chief Manager


                                   NELSON CAPITAL PARTNERS III, L.P.


                                   By:
                                       -----------------------------------------
                                       John K. Harrington

                                   J.C. BRADFORD & CO., L.L.C


                                   By:
                                       -----------------------------------------
                                       James Graves, Managing Director


                                   FCA VENTURE PARTNERS II, L.P.


                                   By:
                                       -----------------------------------------
                                       Stuart McWhorter


                                   THE JOEL COMPANY


                                   By:
                                       -----------------------------------------
                                       Robert Gordon


                                   CUMBERLAND EQUITY PARTNERS


                                   By:
                                       -----------------------------------------
                                       Fleming Wilt


                                   SAVVY INVESTMENT PARTNERS


                                   By:
                                       -----------------------------------------
                                       Thompson B. Patterson, Jr.


                                   CHANCERY LANE INVESTMENTS, L.P.


                                   By:
                                       -----------------------------------------
                                       H. Lee Barfield, General Partner



                                   By:
                                       -----------------------------------------
                                       Mary F. Barfield, General Partner


                                   THE SEVEN PARTNERSHIP


                                   By:
                                       -----------------------------------------
                                       Thompson Dent

                                   JCB VENTURE PARTNERSHIP IV


                                   By:
                                       -----------------------------------------
                                       Robert Doolittle, Chief Manager



                                   MELKUS PARTNERS, LTD.


                                   By:
                                       -----------------------------------------
                                       Ken Melkus


                                   --------------------------------------
                                   Robert A Frist, Jr.


                                   --------------------------------------
                                   William Frist


                                   --------------------------------------
                                   Darren Liff


                                   --------------------------------------
                                   Scott and Carol Len Portis


                                   --------------------------------------
                                   James Frist


                                   --------------------------------------
                                   Robert S. Doolittle



                                   --------------------------------------
                                   David Beard


                                   ---------------------------------------
                                   John Dayani

                                   --------------------------------------
                                   S. Douglas Smith

                                   --------------------------------------
                                   Dr. Scott Portis

                                   --------------------------------------
                                   Barbara Sampson


                                   MORGAN STANLEY VENTURE PARTNERS III, L.P.

                                   by: Morgan Stanley Venture
                                       Partners III, L.L.C
                                       its General Partner
                                   by: Morgan Stanley Venture Capital III, Inc.
                                       its Institutional Managing Member


                                   By:
                                       -----------------------------------------


                                   MORGAN STANLEY VENTURE INVESTORS III, L.P.

                                   by: Morgan Stanley Venture
                                       Partners III, L.L.C
                                       its General Partner
                                   by: Morgan Stanley Venture Capital III, Inc.
                                       its Institutional Managing Member


                                   By:
                                       -----------------------------------------


                                   THE MORGAN STANLEY VENTURE PARTNERS
                                   ENTREPRENUER FUND, L.P.

                                   by: Morgan Stanley Venture Partners, L.L.C
                                       its General Partner
                                   by: Morgan Stanley Venture Capital
                                       Fund III, Inc.
                                       its Institutional Managing Member


                                   By:
                                       -----------------------------------------


                                   GE CAPITAL EQUITY INVESTMENTS, INC.


                                   By:
                                       -----------------------------------------
                                   Name and Title

                                   CARSON/PAUL ASSOCIATES LLC


                                   By:
                                       -----------------------------------------
                                   Russell L. Carson

                                   FRIST FAMILY INTERNET PARTNERS


                                   By:
                                       -----------------------------------------
                                   Dr. Robert Frist


                                   --------------------------------------
                                   Carol Frist


                                   JCBCF HEALTHSTREAM PARTNERS LLC


                                   By:
                                       -----------------------------------------


                                   --------------------------------------
                                   James and Sandra Daniell


                                   VANDERBILT UNIVERSITY


                                   By:
                                       -----------------------------------------


                                   HEALTHSTREAM PARTNERS


                                   By:
                                       -----------------------------------------


                                   --------------------------------------
                                   Stephen and Linda Rogers


                                   --------------------------------------
                                   Robert Merriman


                                   --------------------------------------
                                   Jeff and Carrie McLaren


                                   --------------------------------------
                                   Dan McLaren


                                   BORNEO PARTNERS


                                   By:
                                       -----------------------------------------

                                   --------------------------------------
                                   Virgina Duncombe


                                   --------------------------------------
                                   Dr. Scott Portis


                                   SC FUND II, L.P.


                                   By:
                                       -----------------------------------------


                                   CIS HOLDINGS, INC.


                                   By:
                                       -----------------------------------------


                                   HEALTHEON/WEBMD CORPORATION


                                   By:
                                       -----------------------------------------